UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2014

ARROW ELECTRONICS, INC.
(Exact Name of Registrant as Specified in Charter)

NEW YORK	1-4482	11-1806155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7459 So. Lima Street, Englewood, CO 80112
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (303) 824-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.        Submission of Matters to a Vote of Security Holders

The annual meeting of shareholders of Arrow Electronics, Inc. (the “Company”) was held on May 22, 2014. The proposals are described in the Company’s Proxy Statement in connection with the 2014 Annual Meeting of Shareholders. As of the record date, there were a total of 99,621,233 shares of common stock outstanding and entitled to vote at the annual meeting. At the annual meeting 91,212,665   shares of common stock were represented in person or by proxy.  Therefore, a quorum was present.

Proposal 1 — Election of Directors

 The number of directors is fixed at ten and the following persons were nominated to serve, and were elected, as directors of the Company. The voting results for each nominee were as follows:

Board Member	For	Withheld	Broker Non-votes
Barry W. Perry	85,631,814	1,529,694	4,051,157
Philip K. Asherman	86,182,199	979,309	4,051,157
Gail E. Hamilton	85,344,180	1,817,328	4,051,157
John N. Hanson	85,643,683	1,517,825	4,051,157
Richard S. Hill	75,942,171	11,219,337	4,051,157
M.F. (Fran) Keeth	86,207,509	953,999	4,051,157
Andrew C. Kerin	86,060,630	1,100,878	4,051,157
Michael J. Long	83,666,866	3,494,642	4,051,157
Stephen C. Patrick	85,618,690	1,542,818	4,051,157

Proposal  2 —  The ratification of the appointment of  Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014

The shareholders were asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The appointment was ratified with 90,148,525 shares voting for, 637,181 shares voting against, and 426,959 shares abstaining.

Proposal 3 – Advisory vote on Executive Compensation

The shareholders were asked to approve, on an advisory basis, the compensation paid to the Company’s executive officers, as described in the Company’s Proxy.  The proposal was passed by the shareholders with 82,915,173 shares in favor, 3,682,726 shares against, 563,609 shares abstaining, and 4,051,157 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW ELECTRONICS, INC.

Date: May 28, 2014	By:	/s/ Peter S. Brown
Name: Peter S. Brown
Title: Senior Vice President